EXHIBIT 99.1

Stock Yards Bancorp Reports Record Fourth Quarter Earnings of $17.7 Million or $0.78 Per Diluted Share

Highlighted by Record Loan Growth

LOUISVILLE, Ky., Jan. 27, 2021 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported record earnings for the fourth quarter ended December 31, 2020. Net income for the fourth quarter increased 7% to $17.7 million, or $0.78 per diluted share, compared with net income of $16.6 million, or $0.73 per diluted share, for the fourth quarter of 2019.

Net income for 2020 was $58.9 million, or $2.59 per diluted share, compared to $66.1 million, or $2.89 per diluted share, in 2019. Operating results for the year were lower compared to the record results posted in 2019, primarily due to pandemic-related increases in loan loss provisioning.

(dollar amounts in thousands, except per share data)	4Q20	3Q20	4Q19
Net interest income	$36,252	$33,695	$32,756
Provision for credit losses	1,400	4,418	-
Non-interest income	13,698	13,043	12,987
Non-interest expenses	28,129	26,196	26,153
Income before income tax expense	20,421	16,124	19,590
Income tax expense	2,685	1,591	2,941
Net income	$17,736	$14,533	$16,649
Net income per share, diluted	$0.78	$0.64	$0.73
Net interest margin	3.35%	3.26%	3.71%
Efficiency ratio	56.26%	55.96%	57.11%
Tangible common equity to tangible assets(1)	9.28%	9.52%	10.55%
Annualized return on average equity	16.27%	13.57%	16.48%
Annualized return on average assets	1.56%	1.34%	1.78%

“Stock Yards Bancorp delivered record earnings in the fourth quarter 2020, driven by an expanded balance sheet fueled by record quarterly loan growth, strong revenue and solid credit quality,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “The unprecedented events in 2020 and the beginning of 2021 have brought serious economic, health and personal challenges to us all. Given the ongoing impacts of a global pandemic, we remain focused on supporting our customers, communities and employees.

“Since April, our active participation in the Small Business Administration’s (SBA) Paycheck Protection Program (PPP) has helped service the needs of our customers and our local communities. Our success in executing this relief effort allowed us to assist nearly 3,400 customers and originate $657 million in loans while adding new relationships with strong future growth opportunities. As a result, we recorded interest and fee income related to PPP loans of $13.6 million during 2020. Approximately 46% of the net deferred fee income related to the PPP loan portfolio was recognized in 2020, with a significant portion of the remaining net deferred fees expected to be recognized in the first half of 2021.

“The first round of PPP expired on August 8, 2020 and as of year-end, we had submitted 520 forgiveness applications to the SBA totaling $170 million and received payment from the SBA for 333 borrowers. Approximately $2.1 million of the income recognized during the fourth quarter related to loan payoffs (fee acceleration). We have $10.5 million in net unrecognized fees related to the PPP that would be recognized in income immediately once the loans are paid off or forgiven by the SBA.”

The Consolidated Appropriations Act was signed into law on December 27, 2020, providing new COVID-19 stimulus relief and it included $284 billion allocated for a second round of PPP lending through March 31, 2021. The program offers new PPP loans for companies that did not receive PPP funds in 2020 in addition to “second draw” loans targeted at hard-hit businesses that have exhausted their initial PPP proceeds. “While we are very early in the process, we anticipate successfully executing this new round of relief efforts and helping our customers and communities. With the new provisions for this second draw, we believe the earnings potential is meaningful, but will likely not meet the level of contribution from the initial PPP loan program,” said Hillebrand.

“Despite solid traditional credit metrics, under the CECL methodology we recorded a significant provision for credit losses during the past year. The 2020 provision for credit losses was $16.9 million, compared to $1.0 million in 2019, based on the expected impact of the COVID-19 pandemic on forecasted unemployment and changing macro-economic conditions, as well as qualitative factor adjustments. We feel that we are well positioned as we navigate through the pandemic, having built up significant loan loss reserves, excluding PPP loans, of 1.74%(2) at December 31, 2020,” said Hillebrand.

Additional key factors impacting the fourth quarter of 2020 results included:

  Record diluted quarterly EPS exceeding the previous record set in the third quarter of 2019.
  Record quarterly loan growth and loan production, concentrated in the commercial & industrial, construction & land development and commercial real estate lending portfolios on a linked quarter basis.
  COVID-19 related loan deferrals declined significantly to 1.24% of total loans at the end of the fourth quarter of 2020 from 4.25% of total loans three months earlier.
  Deposit balances remained at record levels, as consumers and businesses continued to build cash reserves.
  Net interest income increased $3.5 million, or 11%, over the fourth quarter of 2019, driven by PPP related fees and a significant decline in cost of funds.
  Net interest margin (NIM) compressed 36 basis points to 3.35% compared to the fourth quarter a year ago. NIM continued to be negatively impacted by loan yield contraction driven by low yielding PPP loans, lower interest rates and excess balance sheet liquidity.
  Lower linked quarter loan loss provisioning.
  Non-interest income increased over the fourth quarter of 2019, reflecting higher debit/credit card income, growing treasury management fees and continued strong mortgage banking income. While slowly rebounding, deposit service charges continue to be impacted by the pandemic and changes in customer behavior remain subdued.
  Non-interest expenses reflected moderate increases in compensation, technology and communication and FDIC insurance premiums. Tax credit amortization expense increased $2.1 million related to the completion of a large tax project during the fourth quarter of 2020. Also, an overall increase in line of credit usage led to a reduction in the reserve for off-balance sheet credit exposures.

Highlights for the year ended December 31, 2020:

  Record total revenue, comprising fully taxable equivalent net interest income and non-interest income, of nearly $188 million.
  Deposit growth and loan production surpassed record levels.
  Record WM&T services income of $23.4 million boosted by record new business generation and historic market performance.
  Despite the pandemic, card income, treasury management fees and brokerage income continued to set new highs.

Hillebrand added, “We were honored to be recognized nationally for our customer service and for our performance metrics in 2020. In December, we were recognized by Bank Director for our track record of successfully managing the Bank through economic cycles based on our total shareholder return over the 20-year period ended June 30, 2020, ranking #12 on the list of nationally recognized financial institutions. In September, we were named to Newsweek’s America’s Best Banks 2021 list as the best small bank in the state of Kentucky. Additionally, in September we were named once again to the prestigious Piper Sandler Bank and Thrift Sm-All Stars: Class of 2020 list, being one of only 35 institutions to receive this honor. Being recognized for these awards is great affirmation of our extraordinary staff and their commitment to supporting our customers and communities.”

Results of Operations – Fourth Quarter 2020 Compared with Fourth Quarter 2019

Net interest income – the Company’s largest source of revenue – increased $3.5 million, or 11%, to $36.3 million, driven primarily by PPP loans and related fees and a significant decline in cost of funds.

  Total interest income increased $508,000, or 1%, to $38.3 million, primarily due to a 5% increase in interest income on loans resulting from PPP interest/fee income partly offset by continued yield contraction.
  Interest expense declined $3.0 million, or 59%, to $2.1 million. Interest expense on deposits decreased $2.7 million, or 60%, as the cost of interest bearing deposits declined to 0.27% in the fourth quarter of 2020 from 0.79% in the fourth quarter a year ago. The decline in interest bearing deposit costs more than offset the significant increase in average balances, as the Bank benefited from strategically lowering stated deposit rates in tandem with the 225 basis point drop in the Federal Reserve’s short-term interest rates between August of 2019 and March of 2020.
  NIM decreased 36 basis points to 3.35% for the fourth quarter of 2020 from 3.71%. The NIM contraction was primarily driven by lower interest rates, coupled with higher levels of excess balance sheet liquidity. The Company has maintained significantly higher levels of balance sheet liquidity driven in part by the funding of PPP loans through deposit growth. The PPP loan portfolio had a 9 basis point positive impact to NIM, while excess liquidity had a 18 basis point negative impact.

Loan loss provisioning for the fourth quarter of 2020 reflected record quarter loan growth and was positively impacted by improvement in the future unemployment forecast offset by qualitative factors in the allowance for credit loss model.

Non-interest income increased $711,000, or 5%, to $13.7 million.

  Deposit service charges decreased $319,000, or 23%, primarily related to a decline in non-sufficient funds fees collected and an overall shift in pandemic related customer behavior.
  Debit/credit card income increased $110,000, or 5%. Card income, which fell drastically in April, rebounded in June, and continued to climb through the end of the fourth quarter.
  Treasury management fees increased by $137,000, or 10%, primarily due to strong product sales and customer base expansion. This activity offset the significant decline in pandemic related transaction volume during the year.
  Mortgage banking revenue increased $778,000, or 84%, to $1.7 million for the fourth quarter of 2020. Continued low long-term mortgage rates continued to entice mortgage refinancing and produced a record number of loan sales.
  Net investment product sales commissions and fees increased $109,000, or 29%, boosted by increased customer trading activity.

Non-interest expenses increased $2.0 million, or 8%, to $28.1 million.

  Compensation expense increased $599,000, or 4%, primarily due to annual merit-based salary increases, an increase in full time equivalent employees, and increased incentive compensation.
  Employee benefits decreased $337,000, or 13%, primarily due to lower than projected health insurance expense, partially offset by elevated 401(k) expense tied to the increase in full time equivalent employees.
  Technology and communication expense for the fourth quarter of 2020 increased $639,000, or 39%, compared with the prior year quarter, consistent with expanding customer-facing software and system functionality, as well as increased licensing and maintenance expense, higher mortgage loan processing expenses, treasury management customer expansion and the migration to a hosted core environment during the third quarter of 2020.
  Marketing and business development expense, which includes all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business, continued to be significantly below the prior period based on reduced travel and customer entertainment expense.

Financial Condition – December 31, 2020 Compared with December 31, 2019

Total loans increased $687 million, or 24%, to $3.5 billion. Excluding the PPP loan portfolio, total loans increased $136 million, or 5%, during the year, with $122 million of growth in the commercial real estate portfolio and $28 million of growth in residential real estate loans, partially offset by a $37 million decrease in the commercial & industrial portfolio tied to line of credit usage.

The Company has made short-term loan modifications involving primarily full-payment deferrals in response to requests from borrowers who experienced business or personal cash flow interruptions related to the pandemic. Through the close of the fourth quarter, there were approximately $37 million in full payment deferral balances, with the largest concentration in the commercial real estate portfolio. Pursuant to the CARES Act, these loan deferrals are not included in non-performing loan statistics.

Full payment loan deferral balances have fluctuated as follows:

($'s in millions)	Total Deferrals	% of Total Loans*
December 31, 2020	$37	1.24%
November 30, 2020	41	1.42%
October 31, 2020	65	2.28%
September 30, 2020	120	4.25%
June 30, 2020	502	17.72%

* Excluding PPP loans

The Company’s management team continues to analyze the evolving economic conditions in its markets while closely monitoring credit metrics, particularly related to the following segments comprising deferrals in the Bank’s portfolio:

(in millions)	December 31, 2020	September 30, 2020
Lodging/hotel	$16	$30
Residential real estate secured	2	18
Real estate/land development	1	12
Retail center	2	12
Parking lot/parking garage/storage	-	11
Tradeshows/events	8	10
Other	8	27

Total Deferrals	$37	$120

Asset quality, which has trended within a narrow range over the past several years, remained strong. Non-performing loans were $13.2 million, or 0.44%(2) of total loans (excluding PPP) outstanding compared to $12.1 million, or 0.42% of total loans outstanding at December 31, 2019.

Non-accrual loans increased $156,000 during the fourth quarter over the prior quarter and increased $1 million compared to a year ago. Approximately $10 million of the non-accrual loan balance at December 31, 2020 relates to one commercial real estate non-owner occupied relationship that was placed on non-accrual status during the second quarter.

During the fourth quarter of 2020, the Company recorded net loan recoveries totaling $19,000 compared to net loan charge-offs of $86,000 in the fourth quarter of 2019.

Total deposits increased $855 million, or 27%, from December 31, 2019 to December 31, 2020, with non-interest bearing deposits representing $377 million of the increase. The mix of deposits has also improved with higher-cost time deposits declining $40 million during 2020. Both period end and average deposit balances ended at record levels at December 31, 2020. Federal programs such as the PPP and stimulus checks have boosted deposit balances.

At December 31, 2020, the Company remained “well capitalized,” the highest regulatory capital rating for financial institutions, with increases in all regulatory capital ratios. Total equity to assets was 9.56% and the tangible common equity ratio was 9.28%(1) at December 31, 2020, compared to 10.91% and 10.55%(1), respectively, at December 31, 2019, with the decline attributable to the January 1, 2020 CECL adoption, the prior year acquisition and the impact of loan growth.

In December 2020, the Board of Directors continued the dividend rate of $0.27 per common share initially set in November 2019. The Company is committed to maintaining its current dividend level and will continue to evaluate the related impact on capital levels quarterly.

No shares were repurchased in 2020 and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan which expires in May 2021.

Results of Operations – Fourth Quarter 2020 Compared with Third Quarter 2020

Net interest income increased $2.6 million over the prior quarter to $36.3 million, led by loan growth, PPP fee recognition and the continued decline in cost of funds.

Loan provisioning in 2020 has been significantly impacted by the economic crisis and its impact upon the future unemployment forecast within the allowance for credit loss model, qualitative factor adjustments and loan growth.

Non-interest income increased $655,000 to $13.7 million. Increases in wealth management and trust service fees, debit/credit card income and higher treasury management fees more than offset a modest fourth quarter reduction in mortgage banking income.

Non-interest expenses increased $1.9 million to $28.1 million.

  Compensation expense increased $772,000 to $14.1 million compared with the third quarter of 2020 due to increased incentive compensation.
  Employee benefits decreased $680,000 primarily due to lower than projected health insurance expense.
  Improvement in line of credit usage led to a reduction in the reserve for off-balance sheet credit exposure of $900,000 during the fourth quarter. On a linked quarter basis, this expense category improved by $1.5 million.

Financial Condition December 31, 2020, Compared with September 30, 2020

Total assets increased $244 million on a linked quarter basis to $4.6 billion, reflecting significant increases in both loans and investment securities.

Total loans increased $59 million on a linked quarter basis to $3.5 billion at quarter end and the deployment of excess liquidity led to a $158 million increase in securities. Total line of credit usage increased to 38% as of December 31, 2020, from 37% at September 30, 2020. C&I line usage increased to 28% as of December 31, 2020, compared to 26% at September 30, 2020.

Total deposits increased $234 million, or 6%, on a linked quarter basis due to higher deposit levels consistent with the seasonal increase in public funds and growth in balances with both existing and new customers. The economic slow-down and uncertainty surrounding the pandemic has resulted in the customer base maintaining generally higher deposit balances.

Stockholders’ equity increased $12 million in the fourth quarter of 2020 compared with the prior quarter, with net income of $17.7 million and the positive change in equity related to the Bank’s investment portfolio offset by dividends declared.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $4.6 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; the effects of government stimulus programs such as the Consolidated Appropriations Act; the effects of the FRB’s benchmark interest rate cuts on liquidity and margins; the potential adverse effects of the coronavirus or any other pandemic on the ability of borrowers to satisfy their obligations to the Company, the level of the Company’s non-performing assets, the demand for the Company’s loans or its other products and services, other aspects of the Company’s business and operations, and financial markets and economic growth, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See “Risk Factors” outlined in the Company’s Form 10-Q for the three months ended September 30, 2020 and Form 10-K for the year ended December 31, 2019.

Contact:
T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2020 Earnings Release
(In thousands unless otherwise noted)
		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
Income Statement Data		2020	2019	2020	2019

Net interest income, fully tax equivalent (3)		$36,301	$32,810	$136,133	$125,571
Interest income:
Loans		$36,007	$34,393	$137,699	$134,469
Federal funds sold and interest bearing due from banks		65	804	738	2,933
Mortgage loans held for sale		174	61	533	182
Securities		2,093	2,573	8,901	10,308
Total interest income		38,339	37,831	147,871	147,892
Interest expense:
Deposits		1,802	4,526	10,478	20,560
Securities sold under agreements to repurchase and
other short-term borrowings		8	63	72	318
Federal Home Loan Bank (FHLB) advances and other long-term debt		277	486	1,400	1,666
Total interest expense		2,087	5,075	11,950	22,544
Net interest income		36,252	32,756	135,921	125,348
Provision for credit losses		1,400	-	16,918	1,000
Net interest income after provision for credit losses		34,852	32,756	119,003	124,348
Non-interest income:
Wealth management and trust services		5,805	5,804	23,406	22,643
Deposit service charges		1,080	1,399	4,161	5,193
Debit and credit card income		2,219	2,109	8,480	8,123
Treasury management fees		1,506	1,369	5,407	4,992
Mortgage banking income		1,708	930	6,155	2,934
Net investment product sales commissions and fees		487	378	1,775	1,498
Bank owned life insurance		166	182	693	1,031
Other		727	816	1,822	3,014
Total non-interest income		13,698	12,987	51,899	49,428
Non-interest expenses:
Compensation		14,072	13,473	51,368	50,319
Employee benefits		2,173	2,510	11,064	10,691
Net occupancy and equipment		2,209	2,374	8,414	8,379
Technology and communication		2,275	1,636	8,500	7,098
Debit and credit card processing		698	613	2,606	2,493
Marketing and business development		835	1,367	2,383	3,627
Postage, printing and supplies		423	434	1,778	1,652
Legal and professional		597	433	2,392	3,014
Amortization of investments in tax credit partnerships		2,955	837	3,096	1,078
Capital and deposit based taxes		1,055	1,006	4,386	3,870
Credit loss expense for off-balance sheet exposures		(900)	-	1,500	-
Other		1,737	1,470	5,672	5,895
Total non-interest expenses		28,129	26,153	103,159	98,116
Income before income tax expense		20,421	19,590	67,743	75,660
Income tax expense		2,685	2,941	8,874	9,593
Net income		$17,736	$16,649	$58,869	$66,067

Net income per share - Basic		$0.79	$0.74	$2.61	$2.92
Net income per share - Diluted		0.78	0.73	2.59	2.89
Cash dividend declared per share		0.27	0.27	1.08	1.04

Weighted average shares - Basic		22,593	22,493	22,563	22,598
Weighted average shares - Diluted		22,794	22,760	22,768	22,865

				December 31,
Balance Sheet Data				2020	2019

Loans				$3,531,596	$2,845,016
Allowance for credit losses				51,920	26,791
Total assets				4,608,629	3,724,197
Non-interest bearing deposits				1,187,057	810,475
Interest bearing deposits				2,801,577	2,323,463
FHLB advances				31,639	79,953
Stockholders' equity				440,701	406,297
Total shares outstanding				22,692	22,604
Book value per share (1)				$19.42	$17.97
Tangible common equity per share (1)				18.78	17.32
Market value per share				40.48	41.06

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2020 Earnings Release

		Three Months Ended		Twelve Months Ended
		December 31,		December 31,
Average Balance Sheet Data		2020	2019	2020	2019

Federal funds sold and interest bearing due from banks		$271,277	$187,865	$229,905	$136,514
Mortgage loans held for sale		28,951	5,889	20,156	3,836
Available for sale debt securities		510,677	476,360	453,082	436,511
FHLB stock		11,284	11,317	11,284	10,858
Loans		3,483,298	2,828,142	3,304,909	2,702,626
Total interest earning assets		4,305,487	3,509,573	4,019,336	3,290,345
Total assets		4,512,874	3,709,250	4,217,593	3,480,998
Interest bearing deposits		2,689,103	2,284,195	2,507,545	2,143,993
Total deposits		3,888,247	3,108,640	3,608,487	2,909,096
Securities sold under agreement to repurchase and
other short-term borrowings		55,825	49,881	49,820	49,737
FHLB advances and other long-term borrowings		48,771	80,457	61,483	71,677
Total interest bearing liabilities		2,793,699	2,414,533	2,618,848	2,265,407
Total stockholders' equity		433,596	400,870	420,119	386,563

Performance Ratios
Annualized return on average assets		1.56%	1.78%	1.40%	1.90%
Annualized return on average equity		16.27%	16.48%	14.01%	17.09%
Net interest margin, fully tax equivalent		3.35%	3.71%	3.39%	3.82%
Non-interest income to total revenue, fully tax equivalent		27.40%	28.36%	27.60%	28.24%
Efficiency ratio, fully tax equivalent (4)		56.26%	57.11%	54.86%	56.07%

Capital Ratios
Total stockholders' equity to total assets (1)				9.56%	10.91%
Tangible common equity to tangible assets (1)				9.28%	10.55%
Average stockholders' equity to average assets				9.96%	11.10%
Total risk-based capital				13.36%	12.85%
Common equity tier 1 risk-based capital				12.23%	12.02%
Tier 1 risk-based capital				12.23%	12.02%
Leverage				9.57%	10.60%

Loan Segmentation
Commercial real estate - non-owner occupied				$833,470	$746,283
Commercial real estate - owner occupied				508,672	474,329
Commercial and industrial				802,422	838,800
Commercial and industrial - PPP				550,186	-
Residential real estate - owner occupied				239,191	217,606
Residential real estate - non-owner occupied				140,930	134,995
Construction and land development				291,764	255,816
Home equity lines of credit				95,366	103,854
Consumer				44,606	47,467
Leases				14,786	16,003
Credit cards - commercial				10,203	9,863
Total loans and leases				$3,531,596	$2,845,016

Asset Quality Data
Non-accrual loans				$12,514	$11,494
Troubled debt restructurings				16	34
Loans past due 90 days or more and still accruing				649	535
Total non-performing loans				13,179	12,063
Other real estate owned				281	493
Total non-performing assets				$13,460	$12,556
Non-performing loans to total loans				0.37%	0.42%
Non-performing assets to total assets				0.29%	0.34%
Allowance for credit losses on loans to total loans				1.47%	0.94%
Allowance for credit losses on loans to average loans				1.57%	0.99%
Allowance for credit losses on loans to non-performing loans				394%	222%
Net (charge-offs) recoveries		$19	$(86)	$(1,645)	$257
Net (charge-offs) recoveries to average loans (5)		0.00%	0.00%	-0.05%	0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2020 Earnings Release

	Quarterly Comparison
Income Statement Data	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Net interest income, fully tax equivalent (3)	$36,301	$33,768	$33,573	$32,494	$32,810
Net interest income	$36,252	$33,695	$33,528	$32,446	$32,756
Provision for credit losses	1,400	4,418	5,550	5,550	-
Net interest income after provision for credit losses	34,852	29,277	27,978	26,896	32,756
Non-interest income:
Wealth management and trust services	5,805	5,657	5,726	6,218	5,804
Deposit service charges	1,080	998	800	1,283	1,399
Debit and credit card income	2,219	2,218	2,063	1,980	2,109
Treasury management fees	1,506	1,368	1,249	1,284	1,369
Mortgage banking income	1,708	1,979	1,622	846	930
Net investment product sales commissions and fees	487	431	391	466	378
Bank owned life insurance	166	172	176	179	182
Other	727	220	595	280	816
Total non-interest income	13,698	13,043	12,622	12,536	12,987
Non-interest expenses:
Compensation	14,072	13,300	11,763	12,233	13,473
Employee benefits	2,173	2,853	2,871	3,167	2,510
Net occupancy and equipment	2,209	2,235	2,089	1,881	2,374
Technology and communication	2,275	2,265	1,947	2,013	1,636
Debit and credit card processing	698	649	603	656	613
Marketing and business development	835	523	465	560	1,367
Postage, printing and supplies	423	472	442	441	434
Legal and professional	597	544	628	623	433
Amortization of investments in tax credit partnerships	2,955	52	53	36	837
Capital and deposit based taxes	1,055	1,076	1,225	1,030	1,006
Credit loss expense for off-balance sheet exposures	(900)	550	1,475	375	-
Other	1,737	1,677	1,323	935	1,470
Total non-interest expenses	28,129	26,196	24,884	23,950	26,153
Income before income tax expense	20,421	16,124	15,716	15,482	19,590
Income tax expense	2,685	1,591	2,348	2,250	2,941
Net income	$17,736	$14,533	$13,368	$13,232	$16,649

Net income per share - Basic	$0.79	$0.64	$0.59	$0.59	$0.74
Net income per share - Diluted	0.78	0.64	0.59	0.58	0.73
Cash dividend declared per share	0.27	0.27	0.27	0.27	0.27

Weighted average shares - Basic	22,593	22,582	22,560	22,516	22,493
Weighted average shares - Diluted	22,794	22,802	22,739	22,736	22,760

	Quarterly Comparison
Balance Sheet Data	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Cash and due from banks	$43,179	$49,517	$46,362	$47,662	$46,863
Federal funds sold and interest bearing due from banks	274,766	241,486	178,032	206,849	202,861
Mortgage loans held for sale	22,547	23,611	17,364	8,141	8,748
Available for sale debt securities	586,978	429,184	485,249	445,813	470,738
FHLB stock	11,284	11,284	11,284	11,284	11,284
Loans	3,531,596	3,472,481	3,464,077	2,937,366	2,845,016
Allowance for credit losses	51,920	50,501	47,708	42,143	26,791
Total assets	4,608,629	4,365,129	4,334,533	3,784,586	3,724,197
Non-interest bearing deposits	1,187,057	1,180,001	1,205,253	858,883	810,475
Interest bearing deposits	2,801,577	2,574,517	2,521,903	2,339,995	2,323,463
Securities sold under agreements to repurchase	47,979	40,430	42,722	32,366	31,985
Federal funds purchased	11,464	9,179	8,401	9,747	10,887
FHLB advances	31,639	56,536	61,432	69,191	79,953
Stockholders' equity	440,701	428,598	420,231	409,702	406,297
Total shares outstanding	22,692	22,692	22,667	22,665	22,604
Book value per share (1)	$19.42	$18.89	$18.54	$18.08	$17.97
Tangible common equity per share (1)	18.78	18.25	17.89	17.43	17.32
Market value per share	40.48	34.04	40.20	28.93	41.06

Capital Ratios
Total stockholders' equity to total assets (1)	9.56%	9.82%	9.69%	10.83%	10.91%
Tangible common equity to tangible assets (1)	9.28%	9.52%	9.39%	10.48%	10.55%
Average stockholders' equity to average assets	9.61%	9.85%	9.66%	10.88%	10.81%
Total risk-based capital	13.36%	13.79%	13.50%	12.75%	12.85%
Common equity tier 1 risk-based capital	12.23%	12.61%	12.39%	11.81%	12.02%
Tier 1 risk-based capital	12.23%	12.61%	12.39%	11.81%	12.02%
Leverage	9.57%	9.70%	9.50%	10.78%	10.60%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2020 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Federal funds sold and interest bearing due from banks	$271,277	$194,100	$285,617	$168,563	$187,865
Mortgage loans held for sale	28,951	28,520	18,010	4,953	5,889
Available for sale debt securities	510,677	442,089	412,368	449,610	476,360
Loans	3,483,298	3,444,407	3,396,767	2,891,668	2,828,142
Total interest earning assets	4,305,487	4,120,400	4,124,046	3,526,078	3,509,573
Total assets	4,512,874	4,325,500	4,317,430	3,710,119	3,709,250
Interest bearing deposits	2,689,103	2,521,838	2,500,315	2,316,774	2,284,195
Total deposits	3,888,247	3,707,845	3,713,451	3,120,242	3,108,640
Securities sold under agreement to repurchase and
other short-term borrowings	55,825	49,709	49,940	43,739	49,881
FHLB advances	48,771	59,487	63,896	73,939	80,457
Total interest bearing liabilities	2,793,699	2,631,034	2,614,151	2,434,452	2,414,533
Total stockholders' equity	433,596	426,049	416,920	403,702	400,870

Performance Ratios
Annualized return on average assets	1.56%	1.34%	1.25%	1.43%	1.78%
Annualized return on average equity	16.27%	13.57%	12.90%	13.18%	16.48%
Net interest margin, fully tax equivalent	3.35%	3.26%	3.27%	3.71%	3.71%
Non-interest income to total revenue, fully tax equivalent	27.40%	27.86%	27.32%	27.84%	28.36%
Efficiency ratio, fully tax equivalent (4)	56.26%	55.96%	53.87%	53.19%	57.11%

Loans Segmentation
Commercial real estate - non-owner occupied	$833,470	$828,328	$815,464	$799,284	$746,283
Commercial real estate - owner occupied	508,672	492,825	472,457	476,534	474,329
Commercial and industrial	802,422	731,850	764,480	883,868	838,800
Commercial and industrial - PPP	550,186	642,056	630,082	-	-
Residential real estate - owner occupied	239,191	211,984	215,891	219,221	217,606
Residential real estate - non-owner occupied	140,930	143,149	139,121	134,734	134,995
Construction and land development	291,764	257,875	255,447	246,040	255,816
Home equity lines of credit	95,366	97,150	103,672	107,121	103,854
Consumer	44,606	44,161	43,758	44,939	47,467
Leases	14,786	13,981	14,843	15,476	16,003
Credit cards - commercial	10,203	9,122	8,862	10,149	9,863
Total loans and leases	$3,531,596	$3,472,481	$3,464,077	$2,937,366	$2,845,016

Asset Quality Data
Non-accrual loans	$12,514	$12,358	$14,262	$4,235	$11,494
Troubled debt restructurings	16	18	45	52	34
Loans past due 90 days or more and still accruing	649	1,152	48	1,762	535
Total non-performing loans	13,179	13,528	14,355	6,049	12,063
Other real estate owned	281	612	493	493	493
Total non-performing assets	$13,460	$14,140	$14,848	$6,542	$12,556
Non-performing loans to total loans	0.37%	0.39%	0.41%	0.21%	0.42%
Non-performing assets to total assets	0.29%	0.32%	0.34%	0.17%	0.34%
Allowance for credit losses on loans to total loans	1.47%	1.45%	1.38%	1.43%	0.94%
Allowance for credit losses on loans to average loans	1.49%	1.47%	1.40%	1.46%	0.95%
Allowance for credit losses on loans to non-performing loans	394%	373%	332%	697%	222%
Net (charge-offs) recoveries	$19	$(1,625)	$15	$(54)	$(86)
Net (charge-offs) recoveries to average loans (5)	0.00%	-0.05%	0.00%	0.00%	0.00%

Other Information
Total assets under management (in millions)	$3,852	$3,414	$3,204	$2,961	$3,320
Full-time equivalent employees	641	626	620	618	615

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Total stockholders' equity - GAAP (a)	$440,701	$428,598	$420,231	$409,702	$406,297
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(1,962)	(2,042)	(2,122)	(2,203)	(2,285)
Tangible common equity - Non-GAAP (c)	$426,226	$414,043	$405,596	$394,986	$391,499

Total assets - GAAP (b)	$4,608,629	$4,365,129	$4,334,533	$3,784,586	$3,724,197
Less: Goodwill	(12,513)	(12,513)	(12,513)	(12,513)	(12,513)
Less: Core deposit intangible	(1,962)	(2,042)	(2,122)	(2,203)	(2,285)
Tangible assets - Non-GAAP (d)	$4,594,154	$4,350,574	$4,319,898	$3,769,870	$3,709,399

Total stockholders' equity to total assets - GAAP (a/b)	9.56%	9.82%	9.69%	10.83%	10.91%
Tangible common equity to tangible assets - Non-GAAP (c/d)	9.28%	9.52%	9.39%	10.48%	10.55%

Total shares outstanding (e)	22,692	22,692	22,667	22,665	22,604

Book value per share - GAAP (a/e)	$19.42	$18.89	$18.54	$18.08	$17.97
Tangible common equity per share - Non-GAAP (c/e)	18.78	18.25	17.89	17.43	17.32

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because it provides a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Total Loans - GAAP (a)	$3,531,596	$3,472,481	$3,464,077	$2,937,366	$2,845,016
Less: PPP loans	(550,186)	(642,056)	(630,082)	-	-
Total non-PPP Loans - Non-GAAP (b)	2,981,410	$2,830,425	$2,833,995	$2,937,366	$2,845,016

Allowance for credit losses (c)	$51,920	$50,501	$47,708	$42,143	$26,791
Non-performing loans (d)	13,179	13,528	14,355	6,049	12,063

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.47%	1.45%	1.38%	1.43%	0.94%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.74%	1.78%	1.68%	1.43%	0.94%

Non-performing loans to total loans - GAAP (d/a)	0.37%	0.39%	0.41%	0.21%	0.42%
Non-performing loans to total loans - Non-GAAP (d/b)	0.44%	0.48%	0.51%	0.21%	0.42%

(3) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of fully tax equivalent net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio normally presented, Bancorp considers an adjusted efficiency ratio. Bancorp believes this ratio is important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships.

	Quarterly Comparison
(Dollars in thousands)	12/31/20	9/30/20	6/30/20	3/31/20	12/31/19

Total non-interest expenses - GAAP (a)	$28,129	$26,196	$24,884	$23,950	$26,153
Less: Amortization of investments in tax credit partnerships	(2,955)	(52)	(53)	(36)	(837)
Total non-interest expenses - Non-GAAP (c)	$25,174	$26,144	$24,831	$23,914	$25,316

Total net interest income, fully tax equivalent	$36,301	$33,768	$33,573	$32,494	$32,810
Total non-interest income	13,698	13,043	12,622	12,536	12,987
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue - GAAP (b)	$49,999	$46,811	$46,195	$45,030	$45,795

Efficiency ratio - GAAP (a/b)	56.26%	55.96%	53.87%	53.19%	57.11%
Efficiency ratio - Non-GAAP (c/b)	50.35%	55.85%	53.75%	53.11%	55.28%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.